CONTRACT FOR SERVICES

This Contract for Services ("Contract") is made effective as of **August 1, 2012** (the "Effective Date") by and between **the Colorado Legacy Foundation,** a Colorado not-for-profit corporation located at 1660 Lincoln Street, Suite 2720, Denver, CO 80264 and **Kogeto Inc.**, located at **41 Wooster Street, 2nd Floor, New York, NY 10013.** In this Contract, the party who is contracting to receive services will be referred to as "CLF" and the party who will be providing the services will be referred to as "Contractor."

1. **DESCRIPTION OF SERVICES.** Contractor will provide to CLF the following services (collectively, the "Services"): See attached scope of work included as Exhibit A.

2. **PAYMENT FOR SERVICES.** In exchange for the Services, CLF will pay compensation to Contractor for the Services in an amount not to exceed **$161,675. Upon signing the contract Contractor will invoice CLF for 50% of the contract value or $80,837.50 payable immediately to cover the cost of hardware. Contractor will then invoice CLF for 25 percent of the remaining value or $40,418.75 upon delivery of all hardware with the final invoice for $40,418.75 upon completion of phase 3a.** After the initial 50% payment, CLF shall pay any undisputed invoice amounts within 30 days of receipt. In the event CLF disputes any invoiced amount, CLF shall promptly notify Contractor of the dispute.

3. **TERM/TERMINATION.** This Contract shall be have a term beginning as of the Effective Date and ending on **August 1, 2013.** However, the parties may terminate this Contract upon the occurrence of any of the following events: (1) upon thirty (30) days written notice to the other party; (2) pursuant to Section 9 hereunder; or (3) automatically upon the bankruptcy or insolvency of either party.

The obligations of the parties under Paragraphs 5, 6, 7, 8, 9, 10 and 11 shall survive termination of this Contract.

4. **INDEPENDENT CONTRACTOR.** This Contract calls for the performance of the Services by Contractor as an independent contractor. Contractor represents and warrants that: (1) Contractor has the qualifications and ability to perform, and will perform, the Services in a professional manner; (2) Contractor is and shall be an independent contractor and shall, at its sole cost and expense, and without any additional compensation, comply with all laws, rules, ordinances and regulations of all governing bodies having jurisdiction over the Services, obtain all necessary permits and licenses therefore, pay all manufacturers' taxes, sales taxes, use taxes, processing taxes, and all federal and state taxes, insurance and contributions for social security and unemployment which are measured by wages, salaries or other remunerations paid to Contractor or Contractor's employees; and (3) Contractor is not, shall not be and shall not hold itself out to be, an employee or agent of CLF, and Contractor's employees, agents and subcontractors, if any, shall be solely the employees, agents and subcontractors of Contractor and not those of CLF.

5. **WORK PRODUCT OWNERSHIP.** Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the "Work Product") developed in whole or in part by Contractor as a result of the Services will be the exclusive property of CLF. Upon request, Contractor will execute all documents necessary to confirm or perfect the exclusive ownership of CLF to the Work Product.

6. CONFIDENTIALITY. Contractor, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Contractor, or divulge, disclose, or communicate in any manner, any information that is proprietary to CLF. Contractor and its employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract.

Upon termination of this Contract, Contractor will return to CLF all records, notes, documentation and other items that were used, created, or controlled by Contractor during the term of this Contract.

7. NON-SOLICITATION. During the Term of this Contract and for a period of one year thereafter, Contractor will not directly or indirectly solicit any employee or independent contractor employed or engaged by CLF to become employed by or offer services to Contractor or another person or entity that competes with CLF. Contractor acknowledges that violation of this Paragraph also constitutes a misappropriation of CLF's confidential and proprietary information in violation of Paragraph 6 above.

8. INDEMNIFICATION. Contractor agrees to indemnify and hold CLF harmless from all claims, losses, expenses, fees including attorney fees, costs and judgments that may be asserted against CLF that result from the acts or omissions of Contractor and/or Contractor's employees, agents, or representatives. CLF agrees to indemnify and hold Contractor harmless from all claims, losses, expenses, fees including attorney fees, costs and judgments that may be asserted against Contractor that result from the acts or omissions of CLF and/or CLF's employees, agents, or representatives.

9. WARRANTY. Contractor shall provide its services and meet its obligations under this Contract in a timely manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Contractor's community and region, and will provide a standard of care and expertise equal to, or superior to, care and expertise used by service providers similar to Contractor on similar projects.

10. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 5 days from the effective date of such notice to cure the default (s). Unless waived by a party providing notice, the failure to cure the default (s) within such time period shall result in the automatic termination of this Contract.

11. PUBLIC STATEMENTS. Contractor has been selected to provide the Services at the discretion of CLF. Contractor may not make any statement or otherwise imply to donors, investors, media or the general public that it is a direct grantee of the Bill & Melinda Gates Foundation ("Foundation") as a result of this Contract. Contractor may state that CLF is the Foundation's grantee and that Contractor a sub grantee or subcontractor of CLF.

12. LIMITATION OF LIABILITY. In no event shall the Foundation or CLF, under any circumstances, be liable or obligated in any manner for any special, incidental, consequential or exemplary damages arising out of or related to this Contract, even if the Foundation or CLF is notified in advance of the possibility of such damages occurring. This limitation is separate and independent of any other remedy limitation and shall not fail if such other limitation on remedy fails. Notwithstanding any other provision of this Contact to the contrary, in no event shall CLF be liable to Contractor or any other party for any damages in excess of the total fees paid by CLF under this Contract.

In no event shall the Contractor, under any circumstances, be liable or obligated in any manner for any special, incidental, consequential or exemplary damages arising out of or related to this Contract, even if the Contractor is notified in advance of the possibility of such damages occurring. This limitation is separate and independent of any other remedy limitation and shall not fail if such other limitation on remedy fails.

13. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This contract supersedes any prior written or oral agreements between the parties.

14. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

15. AMENDMENT. This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

16. GOVERNING LAW. This Contract shall be construed in accordance with the law of the State of Colorado. The parties hereby submit to the exclusive jurisdiction of the courts of general jurisdiction of the State of Colorado, and the federal courts of the United States located in the City of Denver, Colorado, in any action or proceeding arising out of or relating to this Contract and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

17. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

18. **ASSIGNMENT**. Neither party may assign or transfer this Contract without the prior written consent of the no-assigning party, which approval shall not be unreasonably withheld.

Colorado Legacy Foundation

By: ______________________
Helayne Jones
President and CEO

Contractor

By: ______________________

Name: Jeffrey Glasse

Title: Founder & CEO, Kogeto

Exhibit A: Services

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Capture Solution Proposal
Prepared July 10, 2012

Kogeto proposes to develop 75 classroom capture solutions based upon the rig developed for year two of the MET study, with an eye towards a more steady-state solution which would require no external production support.

Our approach is premised on the notion that building capture solutions around generic handheld computing devices (rather than a proprietary solution like the one used in year two of MET) will both meet the needs of the immediate study and provide a roadmap towards future classroom capture with more robust software support (and therefore less behind-the-scenes human support required).

Given the aggressive schedule for deployment, the implementation will necessarily be staged. The sequential phases of this implementation are outlined below. While we will happily work with the client to delegate any portion of this work to their team in order to meet any budgeting concerns, the following proposal assumes all work described is done by kogeto staff.

Phase 1 - Pilot of proposed capture rig
Kogeto will deliver two capture rigs to a school of the client's choice, and do in-classroom testing of the capture model to achieve the following outcomes:

- Ensure the hardware is adequate to the task of capturing classroom practice to the standards required by the study
- Develop a generic workflow for capture and upload of material from the field, including back-end support plan for media
- Create an initial requirements document for the online environment required by the study

Estimated duration: Two weeks
Start time: ASAP

Phase 2a – Delivery of Capture Rigs and Training Materials
Kogeto will prepare 75 capture rigs as well as supporting documentation for these rigs, and coordinate training program with the client to ensure that the rigs are delivered and trainings performed for all involved staff.

Estimated duration: Three weeks
Start time: August 1

Phase 2b – Online environment exploration
Kogeto will work with the client to identify an environment that meets the needs of the study, whether hosted within our cloud-based platform or on a third party environment.

Estimated duration: Three to four weeks
Start time: August 1

Phase 3a – Manual capture implementation

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Based on the workflow developed during Phase 1, kogeto will provide back-end media handling of all video in the study, synchronizing multiple video streams and posting them to the online environment identified in Phase 2b for internal review.

Estimated duration: Three months (or duration of the study, at client's discretion)
Start time: September 1

Phase 3b* – Development of automated capture software
Concurrent with the manual capture implementation, Kogeto's software development team will create an application for the handheld devices which will remove the need for manual media handling on the back end.

*This phase will be funded contingent upon approval of funding by the Bill and Melinda Gates Foundation.

Estimated duration: Three to Four months
Start Time: August 1

BUDGET

Phase 1 - Pilot	**UNIT COST**	**QUANTITY**	**TOTAL**
Twin capture kits	1750	2	$3,500
Field test (3-5 days)	1200	4	$4,800
Travel	1500	1	$1,500
		Phase A Total	**$9,800**
Phase 2a - Camera Delivery			
Completed kits	1500	75	$112,500
Documentation	2500	1	$2,500
Express shipping	75	75	$5,625
		Phase 2a Total	**$120,625**
Phase 2b – Online environment exploration			
Research (day rate)	1000	5	**$5,000**
Phase 3a – Manual capture implementation			
Media handling (monthly)	7500	3.5	**$26,250**
Phase 3b – Development of automated capture software: Contingent upon availability of funds			
Programming	*60000*	*1*	***$60,000***
TOTAL for Phases 1, 2, and 3a			**$161,675**
TOTAL for Phases 1, 2, 3a, and 3b			**$221, 675**